Exhibit 99.1

For Further Information Contact:

First Internet Bancorp

Nicole Lorch

(317) 532-7906

investors@firstib.com

FIRST INTERNET ANNOUNCES THREE-FOR-TWO STOCK SPLIT

INDIANAPOLIS, IN – May 21, 2013 - First Internet Bancorp (NASDAQ: INBK), parent company of First Internet Bank of Indiana (www.firstib.com), a premier nationwide provider of online retail banking services and commercial banking services, announced today that its Board of Directors has authorized a three-for-two stock split of the Company's common stock. The stock split will be affected by the payment of a stock dividend of one-half of one share on each share of common stock to shareholders of record at the close of business on Friday, June 7, 2013. The stock dividend will be paid on Friday, June 21, 2013. The Company expects the adjusted number of shares outstanding and adjusted per-share stock price reported by the Nasdaq Capital Market to be effective Monday, June 24, 2013.

"We are pleased to take this action as a result of our strong operating results and stock performance," said David Becker, Chairman and CEO. " This stock dividend is consistent with our long-term strategy to increase liquidity and shareholder value in First Internet’s shares. This initiative will also keep our stock affordable and therefore accessible to individual investors, whose support has been integral to the success of First Internet Bancorp."

About First Internet Bancorp
First Internet Bancorp (NASDAQ: INBK) is the parent company of First Internet Bank of Indiana. First Internet Bank opened for business in 1999. The Bancorp became the parent of the Bank effective March 21, 2006.

About First Internet Bank of Indiana
First Internet Bank of Indiana is the first state-chartered, FDIC-insured institution to operate solely via the Internet and has customers in all 50 states. Deposit services include checking accounts, regular and money market savings accounts, CDs and IRAs. First Internet Bank also offers consumer loans, conforming mortgages, jumbo mortgages, home equity loans and lines of credit, and commercial loans. The bank is a wholly owned subsidiary of First Internet Bancorp.

Safe Harbor Statement

This press release contains forward-looking statements with respect to the Company's plans to split its common stock. Forward-looking statements are not a guarantee of future performance or results, are based on information available at the time the statements are made and involve known and unknown risks, uncertainties and other factors that could cause actual results to differ materially from the information in the forward-looking statements. Factors that may cause such differences include: changes in interest rates; risks associated with the regulation of financial institutions and holding companies, including capital requirements and the costs of regulatory compliance; failures or interruptions in communications and information systems; general economic conditions and conditions in the lending markets; competition; the plans to grow commercial lending; the loss of key members of management and other matters discussed in the press release. All statements in this press release, including forward-looking statements, speak only as of the date they are made, and the Company undertakes no obligation to update any statement in light of new information or future events.

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